Exhibit 99.1

Anchor Funding Services, LLC Enters into a Senior Accounts Receivable Credit Facility with Greystone Commercial Services L.P. of up to a Maximum of $9 Million

BOCA RATON, Fla., Dec. 2 /PRNewswire-FirstCall/ -- Anchor Funding Services, Inc. (OTC Bulletin Board: AFNG) is pleased to announce that its operating subsidiary, Anchor Funding Services, LLC, has entered into a $7 million senior Accounts Receivable (A/R) Credit Facility with a maximum amount of up to $9 million with lender approval.  This funding facility is based upon Anchor's submission and approval of eligible accounts receivable. This facility replaces our current Textron facility and provides for increased flexibility to finance factoring advances and working capital needs. The agreement contains customary representations and warranties, certain covenants, events of default and limitation, among other provisions.

Morry F. Rubin, Chairman and CEO, stated, "we are very pleased given the tight credit markets to execute this senior Accounts Receivable Credit Facility with Greystone because it increases and solidifies our funding capability and enables us to maximize A/R factoring opportunities during the current credit crisis. Anchor finances businesses that have difficulty obtaining accounts receivable funding from traditional financial sources such as banks. With the reductions in credit available to small and mid-size businesses, we are continuing to add new accounts monthly."

About Anchor

Anchor provides innovative accounts receivable funding to small and mid-size U.S. businesses.  Our funding facility which is based upon creditworthiness of accounts receivable, provides rapid and flexible financing to support small businesses' daily capital needs.

Additional Information

For additional information, a copy of Anchor's Form 8-K filed with the Securities and Exchange Commission on December 2, 2009 can be obtained on the Internet by going to www.sec.gov, clicking "Search for Company filings," then clicking "Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification)", typing in our company name and clicking "find Companies."

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Morry F. Rubin, Chairman and C.E.O. (866) 950-6669 EXT 302
Email: mrubin@anchorfundingservices.com